EXHIBIT 99.1

EMBARGO FOR RELEASE
April 23, 2012, 6:30 am PDT

Rotoblock Corp. (RTBC.OB) Reports 2011 Earnings Growth on Medical Waste Treatment Technology in China

DaifuWaste of China Highlights 2011 Growth, CEO Schneider sees continued growth of medical waste treatment industry

BEIJING (April 23, 2012) -- Rotoblock Corp. (OTC.BB: RTBC) announced consolidated net income for the year ended December 31, 2011 of $764,368 compared to a net loss of $715,391 for the year ended December 31, 2010.

The increase in the consolidated net income was the result of the closing of the November 2011 Amended and Restated Agreement and Plan of Share Exchange between Rototblock and daifuWaste Management Holding Limited (“daifuWaste”), whereby daifuWaste became the wholly-owned subsidiary of Rotoblock. Newly appointed CEO Andrew Schneider sees potential for growth with increasing regulation of medical waste in China and around the world.

“China’s health policies and new five-year plan have renewed its commitment to address medical waste treatment. This along with the significant growth worldwide in the medical industry over the past few years are driving this market,” said Schneider.

The Chinese Ministry of Health issued a warning recently on medical waste and its health risks with plans to increase supervision and management throughout the country. Global Industry Analysts, Inc. recently forecasted that the United States market for medical waste management would reach US$3.5 billion by the year 2017.

“Non-incinerator medical waste treatment offers a safer and more efficient alternative to managing medical waste and Rotoblock is in a good position to capitalize on this new market opportunity,” said Schneider. “So far this has been a great turn-around year from 2010 to 2011 and as we look forward in 2012, we feel the best opportunity to grow the market will be through acquisition.”

About Rotoblock Corp.

Rotoblock is a Nevada Corporation based in Santa Rosa, California which, through its wholly-owned subsidiary daifuWaste Management Holding Limited of China, designs, develops and markets medical waste treatment, non-incinerator systems in China.

Safe Harbor Statement: Statements in this press release may contain forward-looking statements that involve risks and uncertainties, some of which are beyond our control (for example, general economic conditions). Our actual results could differ significantly from the results described in the forward-looking statements. Factors that could cause such differences include changes in governmental regulation of medical waste collection and treatment and increases in transportation and other operating costs, as well as the other factors described in our filings with the U.S. Securities and Exchange Commission. As a result, past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate future results or trends. We make no commitment to disclose any subsequent revisions to forward-looking statements.

CONTACT:

Andrew P. Schneider

Chief Executive Officer

707-578-5220